Exhibit 99.1
COVANTA REPORTS 2010 FULL YEAR AND FOURTH QUARTER RESULTS
Annual Free Cash Flow Exceeds Guidance;
$328 Million of Capital Returned to Shareholders in 2010

Active Shareholder Distribution Program to Continue

MORRISTOWN, NJ, February 9, 2011 — Covanta Holding Corporation (NYSE:CVA) (“Covanta” or the “Company”) reported unaudited financial results today for the three and twelve months ended December 31, 2010.

	Full Year
	2009	2010	2010 Guidance
	($ in millions, except per share amounts)
Revenue	$1,384	$1,583	N/A
Net Income Attributable to Covanta	$102	$62	N/A
Adjusted EBITDA	$515	$531	$ 525 - $ 550
Free Cash Flow	$345	$357	$ 325 - $ 350
EPS, Excluding Special Items	$0.67	$0.68	$0.55 - $0.65
Commenting on the year just completed, Anthony Orlando, President and CEO stated, “I’m pleased with our overall performance in 2010, particularly Free Cash Flow generation, which not only exceeded guidance but established a new company record. Covanta’s team accomplished this by maintaining boiler availability above 91%, successfully integrating the EfW businesses acquired from Veolia (“the Veolia acquisition”) and exercising good working capital management. We also followed through on our commitment to return excess capital to shareholders by returning $328 million and to proactively manage our balance sheet by issuing new 10-year senior notes to refinance our 1.00% senior convertible debentures.”
Assets Held for Sale
During the fourth quarter of 2010, our interests in non-core legacy IPP assets located in India, Bangladesh and the Philippines were classified as Assets Held for Sale as a result of our ongoing effort to sell them. Consequently, all corresponding prior year periods have been reclassified to reflect those assets as discontinued operations. Please note that all results presented in the balance of this press release reflect only the results of continuing operations, unless otherwise noted.

 2
Full Year 2010 Results — From Continuing Operations
For the twelve months ended December 31, 2010, total operating revenues increased 14% to $1.6 billion from $1.4 billion in 2009.
Increased revenues due to the Veolia acquisition, higher metals revenues and higher construction revenues were partially offset by the impact of contract transitions, further weakness in power pricing and continued softness in spot waste disposal pricing.
Operating expenses of $1.4 billion, rose 17% from $1.2 billion. The increase was primarily attributable to the Veolia acquisition and higher construction expenses as well as the non-cash write-down of certain assets.
Adjusted EBITDA was $470 million in 2010 compared to $454 million in 2009. This $16 million, or 4% increase was primarily due to the Veolia acquisition, higher metals revenues and improved performance at recently acquired facilities, partially offset by the impact of the contract transitions and weakness in power pricing and continued softness in spot waste disposal pricing.
For the year, Free Cash Flow was $318 million, an increase of 6% over the $300 million generated in 2009. Strong operating performance and the Veolia acquisition were key contributors to this growth, along with a positive $21 million working capital change. The working capital change is expected to largely reverse during 2011 and 2012.
Diluted earnings per share (“EPS”), excluding special items, was $0.42 compared to $0.40 in 2009. GAAP EPS was $0.19 compared to $0.39 in 2009.
During 2010, we utilized Free Cash Flow and cash on hand to: return $328 million to shareholders; invest $130 million to complete the Veolia acquisition; and pay down $177 million of debt. We ended the year with a strong balance sheet and ample liquidity. As of December 31, 2010, unrestricted cash was $126 million, restricted cash was $233 million (of which $157 million is designated for future project debt principal repayment), and our $300 million revolving credit facility was undrawn and fully available.

 3
Fourth Quarter Results — From Continuing Operations
For the three months ended December 31, 2010, consolidated operating revenues increased $51 million or 14% to $419 million, up from $368 million in the prior year comparative period. Revenues associated with the Veolia acquisition and higher construction revenues were the main drivers, with higher metals revenues and service fee contract escalations also contributing to the increase. Collectively, these increases were partially offset by lower tip fee and lower power pricing as well as by lower power production due to unprofitable biomass operations being suspended. We refer to this biomass operation suspension as economic dispatch.
Operating expenses of $356 million rose 13% from $315 million. The increase, which was primarily attributable to the Veolia acquisition and higher construction related expenses, was partially offset by receipt of a full year of alternative fuel tax credits and the economic dispatching of certain biomass facilities.
Adjusted EBITDA was $129 million, up $3 million or 2% compared to last year’s fourth quarter, primarily due to higher recycled metal prices, the benefit of the Veolia acquisition and increased alternative fuel tax credits. We recorded a full year of these credits in the fourth quarter because the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, which passed at the end of the year, provided for the retroactive application of those credits from January 1, 2010 as well as their extension through 2011.
Free Cash Flow was $82 million in the fourth quarter, compared to $120 million in the prior year comparative period, with the reduction primarily attributable to the reversal of favorable working capital changes realized earlier in the year.
Our EPS, excluding special items, was $0.20 for the fourth quarter of 2010 compared to $0.10 in the prior year quarter, with the increase attributable to the growth in our operating income as well as the impact of a lower effective tax rate. The special items for the quarter totaling $16 million, pre-tax, relate primarily to a loss incurred on the extinguishment of debt in connection with the tender offer for the 1.00% Senior Convertible Debentures completed in December 2010. On a reported basis, GAAP EPS was $0.13, which compares to EPS of $0.11 in the prior year quarter.
During the quarter, Covanta repurchased $58 million in common stock, or 3.6 million shares (2.4% of our outstanding shares), at a weighted average cost of $16.16 per share, bringing the total amount of stock repurchased in 2010 to $95 million (6.1 million shares) and the total amount of capital returned to shareholders to $328 million.

 4
2011 Guidance
The Company is establishing guidance for 2011 for the following key metrics (in millions, except per share amounts):

	Continuing Operations
	Full Year	Full Year
Guidance Metrics	2010	2011
Adjusted EBITDA	$470	$ 480 - $ 520
Free Cash Flow	$318	$ 250 - $ 300
Adjusted EPS(1)	$0.42	$0.40 - $0.55

(1)	We will utilize Adjusted EPS as one of our 2011 guidance metrics. The difference between this metric and EPS, Excluding Special Items are adjustments to exclude the net impact of the changes in fair value of the conversion feature in our cash convertible notes and the related hedges and transaction-related costs. There was no net EPS impact for these items for the year ended December 31, 2010.
Commenting on the Company’s 2011 guidance, Mr. Orlando noted that, “I am pleased that at the mid-point of our guidance, we’re targeting about 5% Adjusted EBITDA growth with continued strong free cash flow. I am confident in our team’s ability to accomplish this by improving recently acquired facilities, effectively managing our assets, controlling costs and being more focused with our development efforts. We are also renewing our commitment to continue returning surplus capital to shareholders in a prudent and timely manner and to fund high value development projects as they come to fruition.”
Conference Call Information
Covanta will host a conference call at 8:30 am (Eastern) on Thursday, February 10, 2011 to discuss its results for the three and twelve months ended December 31, 2010. To participate, please dial 877-806-3982 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States, please dial 702-928-7062. Please utilize conference ID number 37581766 when prompted by the conference call operator. We will also be referring to supplemental slides and webcasting the conference call, either of which can be accessed from the Investor Relations section of the Covanta website at www.covantaenergy.com.
A replay of the conference call will be available from 11:30 am (Eastern) Thursday, February 10, 2011. To access the replay, please dial 800-642-1687, or from outside of the United States 706-645-9291 and use the replay conference ID number 37581766. The webcast will also be archived on www.covantaenergy.com.
About Covanta
Covanta Energy Corporation is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 44 Energy-from-Waste facilities provide communities with an

 5
environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into 9 million megawatt hours of clean renewable electricity and more than 9 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaenergy.com.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or general industry or broader economic performance in global markets in which Covanta operates or competes, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta, include, but are not limited to, the risk that Covanta may not successfully close its announced or planned acquisitions or projects in development and those factors, risks and uncertainties that are described in periodic securities filings by Covanta with the SEC. Although Covanta believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Covanta’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Covanta does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.
Contacts
Marisa F. Jacobs, Esq.
1- 862.345.5285
Attachments

Exhibit 1
Covanta Holding Corporation
Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009(A)	2010	2009(A)
	(Unaudited)
	(In millions, except per share amounts)
Operating revenues
Waste and service revenues	$270	$251	$1,036	$916
Electricity and steam sales	104	102	420	417
Other operating revenues	45	15	127	51

Total operating revenues	419	368	1,583	1,384

Operating expenses
Plant operating expenses	228	212	943	821
Other operating expenses	43	14	120	48
General and administrative expenses	27	28	103	109
Depreciation and amortization expense	48	51	190	197
Net interest expense on project debt	8	10	38	45
Write-down of assets (B)	2	—	34	—

Total operating expenses	356	315	1,428	1,220

Operating income	63	53	155	164

Other income (expense)
Investment income	—	—	1	2
Interest expense	(13)	(11)	(45)	(38)
Non-cash convertible debt related expense	(9)	(9)	(39)	(24)
Loss on extinguishment of debt (C)	(15)	—	(15)	—

Total other expenses	(37)	(20)	(98)	(60)

Income from continuing operations before income tax expense and equity in net income from unconsolidated investments	26	33	57	104
Income tax expense	(6)	(16)	(24)	(42)
Equity in net income from unconsolidated investments	1	1	2	3

Income from continuing operations	21	18	35	65

Income from discontinued operations (including loss on assets held for sale of $8, pre-tax in 2010), net of income taxes of $3 and $8 in 2010, respectively (A)	4	12	36	46

Net Income	25	30	71	111

Noncontrolling interests:
Less: Income from continuing operations attributable to noncontrolling interests in subsidiaries	(1)	(1)	(5)	(4)
Less: Income from discontinued operations attributable to noncontrolling interests in subsidiaries (A)	(1)	(1)	(4)	(5)

Total net income attributable to noncontrolling interests in subsidiaries	(2)	(2)	(9)	(9)

Net Income Attributable to Covanta Holding Corporation	$23	$28	$62	$102

Amounts Attributable to Covanta Holding Corporation stockholders:
Continuing operations	$20	$17	$30	$61
Discontinued operations, net of taxes (A)	3	11	32	41

Net Income Attributable to Covanta Holding Corporation	$23	$28	$62	$102

Earnings Per Share Attributable to Covanta Holding Corporation stockholders:
Basic
Continuing operations	$0.13	$0.11	$0.19	$0.39
Discontinued operations (A)	0.02	0.07	0.21	0.27

Covanta Holding Corporation	$0.15	$0.18	$0.40	$0.66

Weighted Average Shares	151	154	153	154

Diluted
Continuing operations	$0.13	$0.11	$0.19	$0.39
Discontinued operations (A)	0.02	0.07	0.21	0.27

Covanta Holding Corporation	$0.15	$0.18	$0.40	$0.66

Weighted Average Shares	152	155	154	155

Cash Dividend Paid Per Share:	$—	$—	$1.50	$—

Supplemental Information — Non-GAAP

Diluted Earnings Per Share, Excluding Special Items (D)	$0.27	$0.17	$0.68	$0.67

(A)	In 2010, we adopted a plan to sell our interests in our non-core legacy fossil fuel independent power production facilities located in the Philippines, India, and Bangladesh. During the fourth quarter of 2010, our interests in the Quezon facility in the Philippines, the Haripur facility in Bangladesh and our two India projects were classified as Assets Held for Sale as a result of our ongoing effort to sell them. Consequently, all corresponding prior year periods presented in our consolidated financial statements have been reclassified to reflect these assets as discontinued operations. For additional information, see Exhibit 9 of this Press Release.

(B)	In 2010, we recorded a non-cash write-down of assets related to a notes receivable from our Harrisburg EfW facility and the write-down of assets related to the Dublin project, and the write-down to fair value of corporate real estate and certain other assets. For additional information, see Exhibit 4A of this Press Release and Note 8 — Supplementary Information of the Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2010.

(C)	During the fourth quarter of 2010, as a result of the tender offer to purchase our outstanding Debentures, we recorded a loss on extinguishment of debt which is comprised of the difference between the fair value and carrying value of the liability component of the Debentures tendered, the write-off of deferred financing costs and fees incurred in conjunction with the tender offer. For details related to the tender offer transaction, see Exhibit 7 of this Press Release.

(D)	For additional information, see Exhibit 4 of this Press Release.

Exhibit 2
Covanta Holding Corporation
Condensed Consolidated Balance Sheets

	As of December 31,
	2010	2009(A)
	(Unaudited)
	(In millions, except per share amounts)
ASSETS
Current:
Cash and cash equivalents	$126	$418
Restricted funds held in trust	126	106
Receivables (less allowances of $3 and $3, respectively)	272	297
Unbilled service receivables	23	38
Deferred income taxes	27	9
Prepaid expenses and other current assets	110	102
Assets held for sale (A)	191	200

Total Current Assets	875	1,170
Property, plant and equipment, net	2,478	2,541
Investments in fixed maturities at market (cost: $29 and $28, respectively)	29	28
Restricted funds held in trust	107	134
Unbilled service receivables	32	37
Waste, service and energy contracts, net	472	380
Other intangible assets, net	79	85
Goodwill	230	203
Investments in investees and joint ventures	46	50
Other assets	328	306

Total Assets	$4,676	$4,934

LIABILITIES AND EQUITY

Current:
Current portion of long-term debt	$7	$7
Current portion of project debt	141	164
Accounts payable	23	19
Deferred revenue	72	60
Accrued expenses and other current liabilities	186	209
Liabilities held for sale (A)	34	52

Total Current Liabilities	463	511
Long-term debt	1,558	1,431
Project debt	662	764
Deferred income taxes	605	571
Waste and service contracts	89	101
Other liabilities	140	139

Total Liabilities	3,517	3,517

Equity:
Covanta Holding Corporation stockholders’ equity:
Preferred stock ($0.10 par value; authorized 10 shares; none issued and outstanding)	—	—
Common stock ($0.10 par value; authorized 250 shares; issued 157 and 156 shares; outstanding 150 and 155 shares)	16	16
Additional paid-in capital	827	909
Accumulated other comprehensive income	5	7
Accumulated earnings	279	451
Treasury stock, at par	(1)	—

Total Covanta Holding Corporation stockholders’ equity	1,126	1,383
Noncontrolling interests in subsidiaries	33	34

Total Equity	1,159	1,417

Total Liabilities and Equity	$4,676	$4,934

(A)	See Exhibit 1 — Note A of this Press Release.

Exhibit 3
Covanta Holding Corporation
Condensed Consolidated Statements of Cash Flow

	Twelve Months Ended
	December 31,
	2010	2009(A)
	(Unaudited, in millions)
OPERATING ACTIVITIES:
Net income	$71	$111
Less: Income from discontinued operations, net of tax expense (A)	36	46

Income from continuing operations	35	65
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization expense	190	197
Write-down of assets	34	—
Loss on extinguishment of debt	15	—
Non-cash convertible debt related expense	39	24
Stock-based compensation expense	17	14
Deferred income taxes	19	33
Decrease in restricted funds held in trust	11	19
Other, net	11	2
Change in working capital, net of effects of acquisitions	21	(2)

Net cash provided by operating activities from continuing operations	392	352
Net cash provided by operating activities of discontinued operations (A)	39	45

Net cash provided by operating activities	431	397

INVESTING ACTIVITIES:
Proceeds from asset sales	12	—
Purchase of property, plant and equipment	(115)	(74)
Purchase of equity interest	—	(9)
Acquisition of noncontrolling interests in subsidiaries	(2)	(24)
Acquisition of businesses, net of cash acquired	(130)	(266)
Loan issued for the Harrisburg EfW facility to fund certain facility improvements, net of repayments	—	(11)
Acquisition of land use rights	(19)	—
Other, net	(21)	(3)

Net cash used in investing activities from continuing operations	(275)	(387)
Net cash used in investing activities of discontinued operations (A)	—	—

Net cash used in investing activities	(275)	(387)

FINANCING ACTIVITIES:
Proceeds from borrowings on long-term debt	400	460
Proceeds from issuance of warrants	—	54
Purchase of convertible note hedge	—	(112)
Payment of deferred financing costs	(10)	(14)
Payment of interest rate swap termination costs	—	(11)
Principal payments on long-term debt	(320)	(7)
Principal payments on project debt	(202)	(230)
Payments of borrowings on revolving credit facility	(79)	—
Proceeds from borrowings on project debt	39	70
Proceeds from borrowings on revolving credit facility	79	—
Change in restricted funds held in trust	3	45
Cash dividends paid to shareholders	(233)	—
Common stock repurchased	(95)	—
Financings of insurance premiums, net	(10)	—
Other financing	19	30

Net cash (used in) provided by financing activities from continuing operations	(409)	285
Net cash used in financing activities from discontinued operations (A)	(40)	(54)

Net cash (used in) provided by financing activities	(449)	231

Effect of exchange rate changes on cash and cash equivalents	(1)	1

Net (decrease) increase in cash and cash equivalents	(294)	242
Cash and cash equivalents at beginning of year	434	192

Cash and cash equivalents at end of year	140	434
Less: Cash and cash equivalents of discontinued operations at end of year (A)	14	16

Cash and cash equivalents of continuing operations at end of year	$126	$418

(A)	See Exhibit 1 — Note A of this Press Release.

Exhibit 4
Covanta Holding Corporation
Reconciliation of Diluted Earnings Per Share (“EPS”) to Diluted EPS, Excluding Special Items

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,		Full Year
	2010	2009(A)	2010	2009(A)	Estimated 2011
	(Unaudited)
Continuing Operations — Diluted EPS	$0.13	$0.11	$0.19	$0.39	$0.40 - $0.55
Continuing Operations — Special Items (B)	0.07	(0.01)	0.23	0.01	—

Continuing Operations — Diluted EPS, Excluding Special Items	0.20	0.10	0.42	0.40	$0.40 - $0.55

Discontinued Operations — Diluted EPS	0.02	0.07	0.21	0.27
Discontinued Operations — Special Items (B)	0.05	—	0.05	—

Discontinued Operations — Diluted EPS, Excluding Special Items	0.07	0.07	0.26	0.27

Consolidated — Diluted EPS, Excluding Special Items	$0.27	$0.17	$0.68	$0.67

Exhibit 4A
Covanta Holding Corporation Reconciliation of Special Items

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)
	(In millions, except per share amounts)
Continuing Operations — Special Items
Non-cash write-down of loan issued for the Harrisburg EfW facility to fund certain facility improvements	$—	$—	$7	$—
Non-cash write-down of capitalized costs related to the Dublin development project	—	—	23	—
Other asset write-downs, net	1	—	3	—
Loss on extinguishment of debt (C)	15	—	15	—

Total Continuing Operations — Special Items, pre-tax	16	—	48	—
Proforma income tax impact (D)	(1)	—	(10)	—
Grantor trust activity	(5)	(1)	(2)	1

Total Continuing Operations — Special Items, net of tax	$10	$(1)	$36	$1

Discontinued Operations — Special Items
Loss on assets held for sale (A)(E)	$8	$—	$8	$—

Total Discontinued Operations — Special Items, pre-tax	8	—	8	—
Proforma income tax impact (F)	—	—	—	—

Total Discontinued Operations — Special Items, net of tax	$8	$—	$8	$—

Diluted EPS Impact
Continuing Operations — Diluted EPS Impact	$0.07	$(0.01)	$0.23	$0.01

Discontinued Operations — Diluted EPS Impact	$0.05	$—	$0.05	$—

Weighted Average Diluted Shares Outstanding	152	155	154	155

Exhibit 4B
Covanta Holding Corporation Effective Tax Rate

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)
Effective Tax Rate from Continuing Operations (G)	21.1%	48.3%	41.3%	41.1%

(A)	See Exhibit 1 — Note A of this Press Release.

(B)	For details related to the Special Items and Diluted Earnings Per Share, Excluding Special Items, see Exhibit 4A of this Press Release.

(C)	See Exhibit 1 — Note C of this Press Release.

(D)	There is minimal tax benefit from the non-cash write-down related to the Dublin assets due to absence of offsetting income. As a result, this non-cash write-down has a significant impact on the effective tax rate. Accordingly, we are presenting this proforma calculation of the income tax effect from the total non-cash write-downs to illustrate the proforma impact upon income tax expense and net income. The proforma income tax impact represents the tax provision amount related to the overall tax provision calculated without the special items when compared to the tax provision reported under GAAP in the consolidated statement of income.

(E)	During the three months ended December 31, 2010, we recorded an $8 million loss on assets held for sale, related to our assets in India. If we complete all of the transactions involving the assets classified as held for sale, we expect to realize an after-tax net gain between $120 — $140 million.

(F)	The loss on assets held for sale had no book tax benefit because these losses will be recognized in a foreign jurisdiction in which the Company has little or no offsetting tax liability.

(G)	The Effective Tax Rate was substantially lower as a result of additional permanent tax benefits realized in Q4. These tax benefits were primarily related to the grantor trust and several other favorable net tax adjustments.

Exhibit 5
Covanta Holding Corporation
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended			Twelve Months Ended			Full Year
	December 31, 2010			December 31, 2010			Estimated 2011(A)
		Discontinued	Continuing		Discontinued	Continuing	Continuing
	Total	Operations	Operations	Total	Operations	Operations	Operations
	(Unaudited, in millions)			(Unaudited, in millions)
Net Income attributable to Covanta Holding Corporation	$23	$3	$20	$62	$32	$30
Special Items, net of tax (B)	18	8	10	44	8	36

Net Income excluding Special Items, net of tax	$41	$11	$30	$106	$40	$66	$60 - $83

Depreciation and amortization expense	50	2	48	196	6	190	$196 - $190

Debt service:
Net interest expense on project debt	9	1	8	41	3	38
Interest expense	13	—	13	45	—	45
Non-cash convertible debt related expense	9	—	9	39	—	39
Investment income	(1)	(1)	—	(3)	(2)	(1)

Subtotal debt service	30	—	30	122	1	121	$133 - $128

Income tax expense, excluding tax effect of Special Items (B)	13	3	10	44	8	36	$41 - $67

Net income attributable to noncontrolling interests in subsidiaries	2	1	1	9	4	5	$3 - $9

Other adjustments:
Decrease in unbilled service receivables	5	—	5	29	—	29
Non-cash compensation expense	4	—	4	17	—	17
Transaction-related costs (C)	1	1	—	2	2	—
Other non-cash expenses (D)	1	—	1	6	—	6

Subtotal other adjustments	11	1	10	54	2	52	$47 - $43

Total adjustments	106	7	99	425	21	404

Adjusted EBITDA	$147	$18	$129	$531	$61	$470	$480 - $520

	Three Months Ended			Twelve Months Ended
	December 31, 2009(E)			December 31, 2009(E)
		Discontinued	Continuing		Discontinued	Continuing
	Total	Operations	Operations	Total	Operations	Operations
	(Unaudited, in millions)			(Unaudited, in millions)
Net Income attributable to Covanta Holding Corporation	$28	$11	$17	$102	$41	$61
Special Items, net of tax (B)	(1)	—	(1)	1	—	1

Net Income excluding Special Items, net of tax	$27	$11	$16	$103	$41	$62

Depreciation and amortization expense	53	2	51	203	6	197

Debt service:
Net interest expense on project debt	11	1	10	49	4	45
Interest expense	11	—	11	38	—	38
Non-cash convertible debt related expense	9	—	9	24	—	24
Investment income	—	—	—	(4)	(2)	(2)

Subtotal debt service	31	1	30	107	2	105

Income tax expense, excluding tax effect of Special Items (B)	16	(1)	17	48	7	41

Net income attributable to noncontrolling interests in subsidiaries	2	1	1	9	5	4

Other adjustments:
Decrease in unbilled service receivables	6	—	6	20	—	20
Non-cash compensation expense	4	—	4	14	—	14
Transaction-related costs (C)	—	—	—	6	—	6
Other non-cash expenses (D)	1	—	1	5	—	5

Subtotal other adjustments	11	—	11	45	—	45

Total adjustments	113	3	110	412	20	392

Adjusted EBITDA	$140	$14	$126	$515	$61	$454

(A)	2011 Guidance is for Continuing Operations.

(B)	For additional information, see Exhibit 4A of this Press Release.

(C)	The continuing operations amount relates primarily to transaction-related costs associated with the acquisition of Veolia energy-from-waste businesses in 2009.

(D)	Includes certain non-cash items that are added back under the definition of Adjusted EBITDA in Covanta Energy Corporation’s credit agreement.

Exhibit 6
Covanta Holding Corporation
Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,		Full Year
	2010	2009(A)	2010	2009(A)	Estimated 2011
	(Unaudited, in millions)
Cash flow provided by operating activities	$103	$149	$431	$397
Less: Maintenance capital expenditures (B)	(17)	(8)	(74)	(52)

Free Cash Flow	$86	$141	$357	$345

Cash flow provided by operating activities of continuing operations	$99	$128	$392	$352	$325 - $385
Less: Maintenance capital expenditures (B)	(17)	(8)	(74)	(52)	$(75) - $(85)

Continuing Operations Free Cash Flow	$82	$120	$318	$300	$250 - $300

Uses of Continuing Operations Free Cash Flow

Continuing Operations Free Cash Flow	$82	$120	$318	$300

Net cash used for scheduled principal payments on project debt (C)	(27)	(29)	(170)	(121)	$(102)
Net cash used for scheduled principal payments on long-term debt	(2)	(2)	(7)	(7)	$(7)
Distributions to partners of noncontrolling interests in subsidiaries	(2)	(1)	(6)	(6)	$(6)

Free Cash Flow Available After Scheduled Payments	$51	$88	$135	$166	$135 - $185

Other Sources and Uses of Cash:

Investments:
Acquisition of businesses, net of cash acquired	$(2)	$(14)	$(130)	$(266)
Non-maintenance capital expenditures	(15)	(7)	(41)	(22)
Acquisition of land use rights	—	—	(19)	—
Acquisition of noncontrolling interests in subsidiaries	—	(24)	(2)	(24)
Purchase of equity interests	—	—	—	(9)
Other investing activities, net (D)	(7)	(5)	(21)	(14)

Total investments	$(24)	$(50)	$(213)	$(335)

Return of capital to shareholders:
Cash dividends paid to shareholders	$—	$—	$(233)	$—
Common stock repurchased	(58)	—	(95)	—

Total return of capital to shareholders	$(58)	$—	$(328)	$—

Capital raising activities:
Net proceeds from issuance of corporate debt (E)	$390	$2	$390	$388
Net proceeds from issuance of project debt (F)	5	(1)	10	(5)
Net proceeds from asset sales	12	—	12	—
Other financing activities, net	11	7	27	36

Net proceeds from capital raising activities	$418	$8	$439	$419

Optional debt repayments:
Optional repayment of corporate debt	$(313)	$—	$(313)	$—
Optional repayment of project debt	—	—	—	—
Fees incurred for debt redemption	(2)	—	(2)	—

Total optional debt repayments	$(315)	$—	$(315)	$—

Short-term borrowing activities:
Borrowing (repayment) under Revolving Credit Facility, net	$—	$—	$—	$—
Financing of insurance premiums, net	—	10	(10)	—

Short-term borrowing activities, net	$—	$10	$(10)	$—

Net change in cash and cash equivalents from continuing operations	$72	$56	$(292)	$250

(A) See Exhibit 1 — Note A of this Press Release.

(B)  Purchases of property, plant and equipment is also referred to as capital expenditures. Capital expenditures that primarily maintain existing facilities are classified as maintenance capital expenditures. The following table provides the components of total purchases of property, plant and equipment:

Maintenance capital expenditures	$(17)	$(8)	$(74)	$(52)
Capital expenditures associated with project construction / development	(7)	(3)	(21)	(13)
Capital expenditures associated with technology development	(2)	(2)	(6)	(5)
Capital expenditures — other	(6)	(2)	(14)	(4)

Total purchases of property, plant and equipment	$(32)	$(15)	$(115)	$(74)

(C) Calculated as follows:

Total principal payments on project debt	$(100)	$(60)	$(202)	$(230)	$(140)
Decrease in related restricted funds held in trust	44	31	3	45	$38
Less: repayments from cash prior to scheduled amortization, final maturity or investor put	29	—	29	64

Net cash used for principal payments on project debt	$(27)	$(29)	$(170)	$(121)	$(102)

(D)  For the twelve months ended December 31, 2010, other investing activities is primarily comprised of net payments from the purchase/sale of investment securities and business development expenses. For the twelve months ended December 31, 2009, other investing activities is primarily comprised of a loan issued for the Harrisburg energy-from-waste facility to fund certain facility improvements, net of repayments.

(E) Excludes borrowings under Revolving Credit Facility. Calculated as follows:

Proceeds from borrowings on long-term debt	$400	$—	$400	$460
Financing costs related to issuance of long-term debt	(10)	2	(10)	(14)
Purchase of convertible note hedge	—	—	—	(112)
Proceeds from issuance of warrants	—	—	—	54

Net proceeds from issuance of corporate debt	$390	$2	$390	$388

(F) Excludes borrowings under project working capital facilities. Calculated as follows:

Proceeds from issuance of project debt	$34	$—	$39	$70
Less: proceeds used to repay project debt (refinancing)	(29)	—	(29)	(64)
Interest rate swap termination costs	—	(1)	—	(11)

Net proceeds from issuance of project debt	$5	$(1)	$10	$(5)

Exhibit 7
Covanta Holding Corporation
Capitalization Information
From Continuing Operations

	As of December 31,
	2010	2009(A)
	(Unaudited, in millions)
Cash and Cash Equivalents:
Domestic	$68	$352
International	52	59
Insurance	6	7

Total Cash and Cash Equivalents	$126	$418

Restricted Funds Held in Trust: (B)
Debt Service — Principal	$157	$161
Debt Service — Interest	6	7

Debt Service Funds — Total	163	168
Revenue Funds	18	13
Other Funds	52	59

Total Restricted Funds Held in Trust	$233	$240

(A)	See Exhibit 1 — Note A of this Press Release.

(B)	Restricted funds held in trust are primarily amounts received by third party trustees relating to certain projects we own which may be used only for specified purposes. We generally do not control these accounts. They primarily include debt service reserves for payment of principal and interest on project debt. Revenue funds are comprised of deposits of revenues received with respect to projects prior to their disbursement. Other funds are primarily amounts held in trust for operations, maintenance, environmental obligations and operating lease reserves in accordance with agreements with our clients.

	As of December 31, 2010		As of December 31, 2009 (A)
	Face Value	Book Value	Face Value	Book Value
	(Unaudited, in millions)		(Unaudited, in millions)
Corporate Debt:
Revolving Credit Facility	$—	$—	$—	$—
Term Loan Facility	626	626	632	632
7.25% Senior Notes due 2020	400	400	—	—
3.25% Cash Convertible Senior Notes due 2014	460	485	460	476
1.00% Senior Convertible Debentures due 2027 (the “Debentures”)	57	54	374	329
Other long-term debt	—	—	1	1

Total corporate debt (including current portion)	$1,543	$1,565	$1,467	$1,438

Project Debt:
Domestic project debt — service fee facilities	$395	$402	$452	$462
Domestic project debt — tip fee facilities	386	391	458	466
International project debt	10	10	—	—

Total project debt (including current portion)	$791	$803	$910	$928

Total Debt Outstanding	$2,334	$2,368	$2,377	$2,366

Net Debt (C)	$2,051		$1,798

Availability for Borrowings under the Revolving Credit Facility	$300		$300

(C)	Net Debt is calculated as total principal amount of debt outstanding less cash and cash equivalents and debt service principal restricted funds.

2010 Refinancing Details
Unaudited, in millions
Offering - 7.25% Senior Notes due 2020 (D)	$400
Offering Costs	(10)

Net Proceeds	390
Debenture Redemption (D)(E)	(316)
Remaining principal amount of Debentures outstanding	(57)

Offering funds available for general corporate purposes	$17

(D)	On November 16, 2010, we sold $400 million aggregate principal amount of 7.25% senior notes due 2020 (“7.25% Notes”). We used a portion of the net proceeds of the 7.25% Notes offering to fund the purchase price and accrued and unpaid interest for the tender offer of the outstanding 1.00% Senior Convertible Debentures due 2027. We redeemed 84.67% of the outstanding Debentures at a tender price of $990 per $1,000 principal amount. The remaining net proceeds from the offering will be used for general corporate purposes.

(E)	Includes $1 million of accrued interest and $2 million of fees associated with the tender offer.

Exhibit 8
Covanta Holding Corporation
Return to Stockholders
(Unaudited, in millions, except per share amount and percentages)
During year ended December 31, 2010, the following amounts were returned to stockholders:

				% of Common
			Weighted	Stock
		Shares	Average Cost Per	Outstanding
	Amount	Repurchased	Share	Repurchased
Common Stock Repurchased (A)
Q310	$37	2.5	$14.69	1.6%
Q410	58	3.6	$16.16	2.4%

Total Common Stock Repurchased	$95	6.1	$15.56	4.0%

Cash Dividends Paid to Stockholders (A)	233

Total Return to Stockholders	$328

(A)	On June 17, 2010, the Board of Directors declared a special cash dividend of $1.50 per share (approximately $233 million in aggregate) which was paid on July 20, 2010 and also increased the authorization to repurchase shares of outstanding common stock to $150 million. As of December 31, 2010, the amount remaining under the current authorized share repurchase program was $55 million.

Exhibit 9
Covanta Holding Corporation
Assets Held for Sale
In 2010, we adopted a plan to sell our interests in our non-core legacy fossil fuel independent power production facilities located in the Philippines, India and Bangladesh. During the fourth quarter of 2010, our interests in the Quezon facility in the Philippines, the Haripur facility in Bangladesh and our two India projects were classified as Assets Held for Sale as a result of our ongoing effort to sell them. Consequently, all corresponding prior year periods presented in our consolidated financial statements have been reclassified to reflect these assets as discontinued operations. The following table summarizes the operating results of the discontinued operations for the periods indicated:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited, in millions)
Operating revenues
Waste and service revenues	$1	$1	$3	$3
Electricity and steam sales	27	38	149	163

Total operating revenues	28	39	152	166

Operating expenses
Plant operating expenses	19	30	117	125
Other operating expenses	(1)	—	(1)	—
General and administrative expenses	—	—	1	—
Depreciation and amortization expense	2	2	6	6
Net interest expense on project debt	1	1	3	4
Loss on assets held for sale	8	—	8	—

Total operating expenses	29	33	134	135

Operating income	(1)	6	18	31

Other income
Investment income	1	—	2	2

Total other income	1	—	2	2

Income from discontinued operations before income tax (expense) benefit and equity in net income from unconsolidated investments	—	6	20	33
Income tax (expense) benefit	(3)	1	(8)	(7)
Equity in net income from unconsolidated investments	7	5	24	20

Income from discontinued operations, net of tax	$4	$12	$36	$46

The following table sets forth the assets and liabilities held for sale included in the consolidated balance sheets as of the dates indicated:

	As of
	December 31,	December 31,
	2010	2009
	(Unaudited, in millions)
Current:
Cash and cash equivalents	$14	$16
Restricted funds held in trust	19	25
Receivables	20	10
Prepaid expenses and other current assets	26	24
Noncurrent:
Property, plant and equipment, net	30	42
Restricted funds held in trust	—	12
Investments in investees and joint ventures	81	70
Other assets	1	1

Assets held for sale	$191	$200

Current:
Current portion of project debt	$16	$28
Accounts payable	3	9
Accrued expenses and other current liabilities	11	8
Noncurrent:
Project debt	—	3
Deferred income taxes	1	1
Other liabilities	3	3

Liabilities held for sale	$34	$52

Exhibit 10
Covanta Holding Corporation
Consolidated Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,		Full Year
	2010	2009(A)	2010	2009(A)	Estimated 2011
	(Unaudited, in millions)
Cash flow provided by operating activities from continuing operations	$99	$128	$392	$352	$325 - $385

Debt service	30	30	121	105	$133 - $128

Change in working capital	31	—	(21)	2
Change in restricted funds held in trust	(33)	(26)	(11)	(19)
Non-cash convertible debt related expense	(9)	(9)	(39)	(24)
Amortization of debt premium and deferred financing costs	—	1	1	4
Equity in net income from unconsolidated investments	1	1	2	3
Dividends from unconsolidated investments	(1)	—	(5)	(1)
Current tax provision	10	(2)	5	9
Other	1	3	25	23

Sub-total	—	(32)	(43)	(3)	$22 - $7

Continuing Operations — Adjusted EBITDA	$129	$126	$470	$454	$480 - $520

(A)	See Exhibit 1 — Note A of this Press Release.

Exhibit 11
Covanta Holding Corporation
Energy Revenue — Volume and Unit Statistics — Americas

	Twelve Months Ended December 31, 2010
		Covanta Share(A)	Avg Revenue Per
	Revenue ($)	(MWh)	MWh
	(Unaudited, in millions, except per unit amounts)
Contracted and Hedged (B)	$286	3.9	$74
Exposed (C)	112	1.8	$61

Total	$398	5.7	$70

(A)	Covanta share of energy sold (both electricity and steam sales). The MWhs shown above include steam sales converted to MWh.

(B)	Reflects energy that is sold at contractual rates that are not subject to significant market price fluctuation or that is hedged at fixed prices.

(C)	Reflects energy that is sold at or indexed to volatile market prices, whether or not under contract. This includes certain facilities that sell energy at “avoided cost” rates that are linked to energy commodities with volatile pricing.

Exhibit 12
Covanta Holding Corporation
Plant Operating Expenses Detail — Americas
The Americas segment quarterly plant operating expenses typically differs substantially as a result of the timing of scheduled plant maintenance. We typically conduct scheduled maintenance periodically each year, which requires that individual boiler units temporarily cease operations. During these scheduled maintenance periods, we incur material repair and maintenance expenses and receive less revenue until the boiler units resume operations. This scheduled maintenance typically occurs during periods of off-peak electric demand and/or periods of lower waste volumes, which occur during all of the first quarter and portions of the second and fourth fiscal quarters. The first quarter scheduled maintenance period is typically the most extensive, with the second and fourth quarters historically being at similar levels. Given these factors, we typically experience our highest plant maintenance expense during our first quarter of each year and our lowest plant maintenance expense during the third quarter of each year. The aggregate of all other components of plant operating expense is relatively consistent each quarter of the year.

	2010 Quarters
	Q1	Q2	Q3	Q4	FY 2010
	(Unaudited, in millions)
Plant Operating Expenses:
Plant maintenance (A)	$85	$53	$38	$56	$232
All other	172	173	174	166	685

Plant operating expenses	$257	$226	$212	$222	$917

Quarterly % of full-year plant maintenance	37%	23%	16%	24%
Quarterly % of full-year all other	25%	25%	25%	25%

(A)	Plant maintenance costs include all non-employee related costs for facility scheduled and unscheduled equipment maintenance and repair expenses.

Discussion of Non-GAAP Financial Measures
We use a number of different financial measures, both United States generally accepted accounting principles (“GAAP”) and non-GAAP, in assessing the overall performance of our business. To supplement our assessment of 2010 results prepared in accordance with GAAP, we use the measures of Adjusted EBITDA, Free Cash Flow, and Diluted Earnings Per Share, Excluding Special Items, which are non-GAAP measures as defined by the Securities and Exchange Commission. To supplement our assessment of 2011 results, we have determined that we will use Adjusted EBITDA, Free Cash Flow, and Adjusted EPS, and no longer use Diluted Earnings Per Share, Excluding Special Items. This press release describes the differences between Diluted Earnings Per Share, Excluding Special Items and Adjusted EPS. The non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Diluted Earnings Per Share, Excluding Special Items, and Adjusted EPS as described below, and used in the tables above, are not intended as a substitute or as an alternative to net income, cash flow provided by operating activities or diluted earnings per share as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP. In addition, our non-GAAP financial measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.
The presentations of Adjusted EBITDA, Free Cash Flow, Diluted Earnings Per Share, Excluding Special Items and Adjusted EPS are intended to enhance the usefulness of our financial information by providing measures which management internally use to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business.
Adjusted EBITDA
We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities of our most significant subsidiary, Covanta Energy, through which we conduct our core waste and energy services business, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our core business. The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities, which we have guaranteed. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are ours, measured on a consolidated basis.
Under these credit facilities, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Covanta Energy was in compliance with these covenants as of December 31, 2010. Failure to comply with such financial covenants could result in a default under these credit facilities, which default would have a material adverse affect on our financial condition and liquidity.
These financial covenants are measured on a trailing four quarter period basis and the material covenants are as follows:
•	maximum Covanta Energy leverage ratio of 3.50 to 1.00, which measures Covanta Energy’s Consolidated Adjusted Debt (which is the principal amount of its consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs) to its Adjusted EBITDA (which for purposes of calculating the leverage ratio and interest coverage ratio, is adjusted on a pro forma basis for acquisitions and dispositions made during the relevant period); and

•	minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EBITDA for the three and twelve months ended December 31, 2010 and 2009, reconciled for each such periods to net income and cash flow provided by operating activities, which are believed to be the most directly comparable measures under GAAP.
Free Cash Flow
Free Cash Flow is defined as cash flow provided by operating activities less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions, invest in construction of new projects or make principal payments on debt.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow for the three and twelve months ended December 31, 2010 and 2009, reconciled for each such periods to cash flow provided by operating activities, which we believe to be the most directly comparable measure under GAAP.
Diluted Earnings Per Share, Excluding Special Items
Diluted Earnings Per Share, Excluding Special Items excludes certain income and expense items that are not representative of our ongoing business and operations, which are included in the calculation of Diluted Earnings Per Share in accordance with GAAP. The following items are not all-inclusive, but are examples of items that would be included as Special Items in prior comparative and future periods. They would include write-down of assets, significant gains or losses from the disposition of businesses, gains or losses on the extinguishment of debt and other significant items that would not be representative of our ongoing business.
We use the non-GAAP measure of Diluted Earnings Per Share, Excluding Special Items to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance and highlight trends in the ongoing business.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Diluted Earnings Per Share, Excluding Special Items for the three and twelve months ended December 31, 2010 and 2009, reconciled for each such period to diluted earnings per share, which is believed to be the most directly comparable measures under GAAP.
Adjusted EPS
Adjusted EPS excludes certain income and expense items that are not representative of our ongoing business and operations, which are included in the calculation of Diluted Earnings Per Share in accordance with GAAP. The following items are not all-inclusive, but are examples of reconciling items in prior comparative and future periods. They would include write-down of assets, the effect of derivative instruments not designated as hedging instruments, significant gains or losses from the disposition of businesses, income and loss on the disposal of discontinued operations, transaction-related costs, income and loss on the extinguishment of debt and other significant items that would not be representative of our ongoing business.
We will use the non-GAAP measure of Adjusted EPS to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance and highlight trends in the ongoing business.